Exhibit 10.2

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into by and between IDW Media Holdings, Inc. (the “Company”) and Brooke Feinstein (“Employee”) (individually, each a “Party” and collectively, the “Parties”), and the Parties agree to the terms and conditions set forth below:

1. Employee’s employment with the Company terminated effective as of 11:59 p.m. (EDT) on April 27, 2023 (the “Separation Date”). Following the Separation Date, other than Employee’s health insurance coverage, which shall continue through April 30, 2023, Employee shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company except as specifically set forth in this Agreement. Regardless of whether Employee signs this Agreement, Employee will be provided notice of Employee’s rights to continue Employee’s participation in the Company’s group medical plan pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act, or comparable state law, as applicable (“COBRA”).

2. Obligations of the Company.

a. The Company shall pay to Employee the total amount of Ninety-Six Thousand Seven Hundred Sixty-Five and 68/100 Dollars ($96,765.68) (the “Separation Pay”), which will be paid to Employee less applicable taxes and withholdings in ten (10) substantially equal bi-weekly installments in accordance with the Company’s regular payroll schedule beginning no later than the second payroll date following the Company’s receipt of this Agreement fully executed by Employee. The payments shall be made to Employee via direct deposit to the account to which Employee’s last payroll payment was made unless she designates another account in writing; and

b. Subject to Employee’s timely election of continuation coverage under COBRA and the eligibility requirements and other terms and conditions of such insurance coverage, the Company shall, upon submission by Employee to the Company of appropriate documentation substantiating payment by Employee to the Company’s COBRA vendor of the applicable COBRA coverage premium, reimburse Employee up to $2,205.72 per month for coverage during the COBRA Reimbursement Period (as defined below) (“COBRA Reimbursement”). Documentation substantiating payment to the COBRA vendor shall be submitted by Employee to the Company within thirty (30) days of such payment and the Company shall make reimbursement to Employee within thirty (30) days of receipt of such documentation. The “COBRA Reimbursement Period” shall begin on May 1, 2023 and end upon the earliest of: (A) October 31, 2023; (B) the date Employee is no longer eligible to receive COBRA coverage; and (C) the date on which Employee otherwise becomes eligible to receive medical insurance coverage from another employer. Employee agrees to notify the Company within five (5) calendar days of becoming eligible to receive medical insurance coverage from another employer. Employee agrees that if Employee does not timely elect COBRA coverage with the Company’s COBRA vendor or does not timely submit COBRA premium payments to the COBRA vendor on an ongoing monthly basis, Employee will have voluntarily waived her entitlement to receive COBRA Reimbursement hereunder. Following the expiration of the COBRA Reimbursement Period, Employee may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at Employee’s own expense. In no event will the Company be obligated to pay any portion of Employee’s COBRA coverage premiums for a period beyond the COBRA Reimbursement Period Employee acknowledges and agrees that the foregoing constitutes good and sufficient consideration for this Agreement, including the release contained herein.

3. Obligations of Employee.

a. Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors, and assigns and all persons who may have a cause of action through Employee (collectively, “Releasors”), to the maximum extent permitted by law, completely and forever releases the Company and its past, present and future direct and indirect parent companies, controlling or majority stockholders, partners, divisions, subsidiaries, affiliates, trustees, corporations under common control or ownership, business partners, and each of their current and former officers, directors, shareholders, members, attorneys, insurers, agents, and employees, and each of their predecessors, successors, and assigns, and all related persons, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, “Releasees”), from any and all claims, demands, actions, or liabilities, known or unknown, including without limitation any claims arising out of Employee’s former employment with the Company and/or Employee’s separation therefrom, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Equal Pay Act, as amended; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Genetic Information Non-Discrimination Act of 2008; the Pregnancy Discrimination Act of 1978; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.); the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.); the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Act; the New Jersey Earned Sick Leave Law; the New Jersey Family Leave Act; retaliation claims under the New Jersey Workers’ Compensation Law; any other applicable laws, statutes, local ordinances, rules, and regulations (including without limitation any New Jersey laws, statutes, ordinances, rules, and regulations); and all laws that govern discrimination, including without limitation discrimination based on religion, color, race, sex, pregnancy, sexual harassment, national origin, marital status, genetic information, age, retaliation, handicap, and/or disability, all as amended; and any other statutory, common law, or public policy claim, including without limitation any tort claim (including without limitation any claim for misrepresentation or fraud, assault, battery, intentional infliction of emotional distress, tortious interference with employment, defamation, invasion of privacy, negligence, or negligent hiring, retention, or supervision), any contract claim, and any employment law claim (including without limitation any claim concerning recruitment, hiring, termination, retaliation, severance pay, stock options, whistleblowing, compensation, sick leave, holiday pay, vacation pay, fringe benefits, discrimination and/or harassment); whether federal, state, or local; whether in law or in equity; whether of any type whatsoever arising from the beginning of the world to the date of Employee’s execution of this Agreement. Employee expressly intends this release to reach to the maximum extent permitted by law. The above list of statutes is meant to be illustrative, not exhaustive. However, nothing in this Agreement shall be construed to prevent Employee from enforcing Employee’s rights under this Agreement, filing a claim to collect any benefits available to Employee under the applicable state Unemployment Compensation or Worker’s Compensation laws, asserting claims for accrued, vested benefits under any employee benefit plans in accordance with the terms of such plans and applicable law, or pursuing claims which by law cannot be waived by signing this Agreement. If any claim is not subject to release, to the extent permitted by law, Releasors waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which Releasees are a party. To the maximum extent permitted by law, Employee, for Employee and the Releasors, agrees not to file or otherwise initiate any lawsuit, arbitration proceeding, or other action in any forum based upon any claims released by Employee herein.

b. Employee agrees and acknowledges that the consideration provided for in this Agreement exceeds any payments, benefit, or thing of value to which Employee might otherwise be entitled to from the Company under any contract, policy, plan, procedure, or otherwise.

c. Employee agrees, to the maximum extent permitted by law, not to disclose any information regarding the underlying facts leading up to this Agreement, except to her spouse/significant other, tax advisor(s)/accountant(s), and/or attorney(s). Employee further agrees, to the maximum extent permitted by law, not to make, or induce or cause any other person or entity to make, negative statements or communications disparaging the Company or its subsidiaries, affiliates, officers, directors, managers, shareholders, members, agents, business, practices, services or products. Responding to legal process, required governmental testimony or filings, or administrative proceedings (including, without limitation, depositions in connection with such proceedings), or making disclosures that cannot be prohibited pursuant to applicable federal, state, or local law will not violate the obligations of this paragraph.

d. Employee agrees that she will not use or disclose or permit the disclosure of any Confidential Information (as defined below) to any third party, except that making a disclosure pursuant to the following paragraph, responding to legal process, required governmental testimony or filings, or administrative proceedings (including without limitation depositions in connection with such proceedings), or making disclosures that cannot be prohibited pursuant to applicable federal, state, or local law will not violate the obligations of this paragraph. “Confidential Information” means technical and proprietary information about the Company and its corporate subsidiaries and affiliates and their subsidiaries, affiliates, business partners, customers, products, and services that was learned by Employee during her employment with the Company, whether or not such information is marked as confidential, including without limitation any and all (i) inventions, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1839(3) and any applicable state law), computer programs, computer source and access codes, and other technology, (ii) records and databases, (iii) licenses and other agreements with third parties, (iv) product and service costs, prices, profits, and sales, (v) marketing and business strategies, plans, forecasts, budgets, projections, analyses, and various other financial information, (vi) existing or prospective client, customer, investor, vendor, and supplier information, (vii) information received from and/or regarding third parties where the Company agreed to hold such information in confidence, and (viii) analyses and forecasts, patents, and copyrights, in each case where such information is not generally known or readily available to the public (unless via a breach of Employee’s obligation to the Company). Confidential Information excludes any information that became known to Employee outside the scope of her employment from a third party not under any obligations of confidentiality to the Company. Confidential Information includes information in any form or media, including without limitation documentary, written, oral, magnetic, electronically transmitted, or computer generated. Employee acknowledges that Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.

Notice of Immunity: Employee acknowledges that via this paragraph the Company is providing Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the individual’s attorney and use such trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

e. Employee agrees that for a period of twelve (12) months following the date Employee executes this Agreement, Employee shall not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity other than the Company, (i) with respect to any third party that is a vendor, consultant, client, or customer of the Company or its corporate affiliates or subsidiaries, where Employee had material contact with such third party as a representative of Company, (A) encourage or influence or attempt to influence such third party to reduce such third party’s business with the Company or its corporate affiliates or subsidiaries or (B) divert such third party’s business to any competitor of the Company or its corporate affiliates or subsidiaries or use the relationship with such third party to the detriment of the Company or its corporate affiliates or subsidiaries; or (ii) solicit or recruit, or attempt to solicit or recruit, any individual who is employed or engaged as an independent contractor by Company or its corporate affiliates or subsidiaries for the purpose of being employed by or engaged as an independent contractor by a competitor of Company or its corporate affiliates or subsidiaries.

f. Employee acknowledges that she understands that notwithstanding the foregoing, nothing in this Agreement precludes Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any comparable federal, state, or local governmental agency or testifying, assisting, or participating in any investigation, hearing, or proceeding conducted by such agency. However, to the maximum extent permitted by law, Employee, for Employee and the Releasors, waives any right to monetary or other recovery should any claim be pursued by any person, organization, or other entity against Releasees on their behalf arising out of or related to Employee’s employment with or separation from the Company.

Employee further acknowledges that Employee understands that nothing in this Agreement or any other agreement with the Company limits Employee’s ability to communicate with the Securities Exchange Commission or otherwise participate in any investigation or proceeding that may be conducted by the Securities Exchange Commission, including providing documents or other information, without notice to the Company, nor limits Employee’s right to receive an award for information provided to the Securities Exchange Commission.

g. Employee agrees to furnish such information and assistance to the Company as may be reasonably requested by the Company in connection with any issues or matters of which Employee had knowledge during Employee’s employment with the Company, including without limitation, taking all action necessary or reasonably requested in order to ensure an orderly transition of Employee’s prior duties to other employees of the Company. For the absence of doubt, a request by the Company is not reasonable to the extent it seeks Employee to perform tasks equivalent or substantially similar to those Employee performed while employed by Company. Further, Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations, or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

h. Employee warrants that neither Employee, nor anyone acting on Employee’s behalf, has filed any civil action, suit, arbitration, administrative charge, or legal proceeding, whether in court, in an arbitral forum, or with an administrative agency, against any of the Releasees. Employee warrants that Employee has not made any claim or allegations to the Company related to discrimination, retaliation, or harassment. Employee acknowledges that Employee has received all wages, bonuses, and compensation to which Employee was entitled by virtue of Employee’s former employment with the Company, as well as any and all paid time off, leave or other benefits to which Employee may have been entitled by virtue of Employee’s former employment with the Company. Employee affirms Employee has no known workplace injuries or occupational diseases. Employee further warrants that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company, including any allegations of corporate fraud.

i. Employee represents and warrants that as of the Company’s receipt of this Agreement fully executed by Employee, Employee has returned to the Company all Company confidential and proprietary information, technical data, trade secrets, and/or know-how embodied in any medium that was in her possession and has returned to the Company all other property belonging to the Company.

j. Any claim or counterclaim by the Company or Employee to enforce this Agreement shall not be deemed retaliatory.

4. No Admission of Liability.

The parties acknowledge that this Agreement is not an admission of liability or wrongdoing by anyone, and all parties deny any wrongdoing or violation of law.

5. General Terms.

a. The parties affirm that the terms stated in this Agreement are the only consideration for them to sign this Agreement, and no other promise or agreement of any kind has been made to or with them by any person or entity whomsoever to cause them to execute this Agreement, and that they fully understand the meaning and intent of this Agreement, including but not limited to its final and binding effect. Employee acknowledges that Employee has been advised of Employee’s right to consult with an attorney before signing this Agreement. Except for any confidentiality, assignment of inventions, non-competition, and/or non-solicitation obligations that Employee may have to the Company that are, by their terms, intended to survive termination of employment, which shall remain in full force and effect, this Agreement contains the entire agreement between the parties and replaces any and all prior contracts, agreements, or understandings between the parties arising out of or relating to the employment of Employee and the separation of Employee’s employment. This Agreement may only be changed in a writing signed by both the Company and Employee.

b. This Agreement shall be construed, enforced, and interpreted in accordance with the laws of the State of New Jersey, without regard to New Jersey’s conflict of laws principles, and the exclusive venue for any action to enforce or construe the Agreement shall be in federal or state court in Essex County, New Jersey. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such courts, agrees that venue shall be proper in such courts, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

c. Employee acknowledges and agrees that the Company would be irreparably injured by a breach of Section 3(c), 3(d), or 3(e) of this Agreement by Employee and that monetary remedies would be inadequate to protect against any actual or threatened breach of such Sections under this Agreement. Without prejudice to any other rights and remedies otherwise available to the Company, Employee agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of the Company without proof of actual damages or posting any bonds to remedy or prevent any such breach.

d. Internal Revenue Code Section 409A. The intent of the parties is that payments and benefits under this Agreement (i) either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and (ii) are exempt from the requirement under Treasury Regulation Section 1.409A-3(i)(2)(i), relating to a six-month delay in payment of deferred compensation to a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) because Employee is not a “specified employee” and/or the payments hereunder are exempt from Section 409A. Accordingly, to the maximum extent permitted, this Agreement shall be construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee on account of non-compliance with Section 409A.

e. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, necessary so that it is valid, legal, and enforceable, and the other provisions of this Agreement shall continue in full force and effect; provided, if a court of competent jurisdiction determines that any provision of this Agreement cannot be made enforceable, it shall be severed without affecting the validity or enforceability of any other provision of this Agreement, and further provided that if such provision is a release or covenant set forth in paragraph 3 of this Agreement, Employee agrees to execute a release or covenant of comparable scope that is legal and enforceable. Without limiting the generality of the foregoing, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, geographical area, scope, activity or subject, or is unreasonable or unenforceable under applicable law, such provisions will be construed by limiting, reducing, modifying, or amending them so as to be enforceable to the maximum extent permitted by such applicable law. If this Agreement is held unenforceable to any extent in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

f. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns.

g. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original. The parties represent and warrant that they are authorized and entitled to sign this Agreement and that no other person or entity has any interest in the matters released in this Agreement and that the parties own and have not sold, pledged, assigned or transferred to any person or entity all or any portion of the matters or claims released in this Agreement and that the parties will indemnify and hold harmless each other from any such claim that may be asserted against the other by any other person or entity. The person signing this agreement on behalf of the Company is authorized to do so.

h. FOR EMPLOYEE TO RECEIVE THE PROMISES AND BENEFITS UNDER THIS AGREEMENT, EMPLOYEE MUST ACCEPT THIS AGREEMENT BY SIGNING THIS AGREEMENT AND DELIVERING THE SIGNED AGREEMENT TO THE COMPANY VIA EMAIL TO AMBER HUERTA AT amber.huerta@idwmh.com ON OR BEFORE MAY 30, 2023. EMPLOYEE HEREBY ACKNOWLEDGES THAT SHE HAS BEEN GIVEN A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE’S SIGNING THIS AGREEMENT IS COMPLETELY KNOWING AND VOLUNTARY.

IN THE EVENT EMPLOYEE DATES THIS AGREEMENT A DATE PRIOR TO MAY 9, 2023 OR IT IS DATED BY EMPLOYEE OR RECEIVED BY THE COMPANY A DATE AFTER MAY 30, 2023, THE COMPANY SHALL NOT BE OBLIGATED TO PROVIDE ANY OF THE CONSIDERATION SET FORTH IN THIS AGREEMENT AND THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FORCE OR EFFECT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

IDW Media Holdings, Inc.

By:	/s/ Brooke Feinstein	By:	/s/ Amber Huerta
Brooke Feinstein

		Print Name:	Amber Huerta
		Print Title:	COO

Date:	5/9/2023	Date:	5/9/2023